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                                                                    EXHIBIT 21.1

                   Subsidiaries of Toymax International, Inc.

         The following list reflects the subsidiaries of Toymax International, Inc. as of March 31, 1999.

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                                       Jurisdiction of            Ownership
Subsidiary                             Incorporation              Percentage
---------------                        -----------------        ---------------

Toymax (H.K.) Limited                  Hong Kong                     100%

Toymax (U.K.) Limited                  United Kingdom                100%

Toymax Inc.                            New York                      100%

Toymax (Bermuda) Limited               Bermuda                       100%

Toymax (Canada) Limited                Canada                        100%

Craft Expressions, Inc.                New York                      100%

Go Fly A Kite, Inc.                    New York                      100%
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